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                                                                   Exhibit 2(e)

                                  EMPLOYEE AND
                                EMPLOYEE BENEFITS
                         TRANSITIONAL SERVICES AGREEMENT


This Employee and Employee Benefits Transitional Services Agreement (the "Agreement") is made and entered into the 9th day of October, 2001 (the "Closing Date") by and between Hunt Corporation ("Seller") and Seal Graphics Technologies Corporation and Seal Graphics Americas Corporation (collectively the "Buyers").

WHEREAS, Seller and Buyers have entered into an Asset Purchase Agreement dated October 7, 2001 (the "Asset Purchase Agreement") pursuant to which the Buyers agreed to purchase and the Seller agreed to sell certain assets of the Seller related to the Business (as defined in the Asset Purchase Agreement) effective as of September 30, 2001 at 11:59 p.m. (the "Effective Time"); and

WHEREAS, Buyers wish to hire certain employees of Seller to operate the Business on behalf of the Buyers; and

WHEREAS, Seller and Buyers desire to enter into a separate agreement concerning the rights of the parties respecting employment and employee benefit matters for employees of the Business in the United States and Canada; and

WHEREAS, Seller and Buyers desire that except for relevant provisions in the Asset Purchase Agreement, this Agreement shall be the exclusive agreement covering such matters and shall supersede any and all prior written or oral understandings respecting employment and employee benefit matters for employees of the Business in the United States and Canada; and

NOW, THEREFORE, the parties hereto, intending to be bound hereby, agree as follows:

I.       Employees

As of the Effective Time, Buyers shall offer employment at will to those employees actively employed by the Seller in the United States and Canada on that date and who are identified on Schedule 9.7 of the Asset Purchase Agreement ("Scheduled Employees"). Except as otherwise set forth herein with respect to the benefits to be provided by Buyers, any such offer of employment by Buyers to a Scheduled Employee shall be at such wages and subject to such conditions as Buyers shall determine. Scheduled Employees who accept employment with the Buyers and those persons listed on Schedule 1 hereto shall become employees of Buyers as of the Effective Time and shall be identified herein as "Buyers' Employees".


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II.      Benefits Transition Services

Seller agrees to handle all aspects of administration of Seller's plans identified at Schedule II on behalf of Buyers' Employees during the period commencing as of the Effective Time and ending on the date Buyers' Employees participation in those plans terminates in accordance with the provisions of
Section IV.

III.     Responsibility for Salary

Seller shall be responsible for all salary and salary related administrative costs for all Business employees for the period prior to the Effective Time and all salary and salary related administrative costs for Business employees other than Buyers' Employees until their employment with the Seller is terminated. Seller shall indemnify, defend and hold harmless Buyers from and against any liability for all such salary and salary related administrative costs. Buyers shall be responsible for all salary and salary related administrative costs for Buyers' Employees for the period commencing as of the Effective Time. Seller agrees to administer the payroll with respect to Buyers' Employees during the period commencing as of the Effective Time and terminating on December 31, 2001 or on any earlier date designated by Buyers following reasonable notice (the "Transition Period") at the compensation level in effect for each such Buyers' Employee as of the Effective Time; no compensation adjustments (other than cessation of compensation as a result of termination of employment or an unpaid leave of absence) shall be made during such Transition Period. Buyers shall indemnify, defend and hold harmless Seller from and against any liability for all such salary and salary related administrative costs. For purposes of this Agreement, salary related administrative costs shall include, but not be limited to, FICA, FUTA and all administrative costs associated with administration of the payroll (including payroll provider, consultant and attorney's fees), the administrative costs to be determined, where possible, on a per capita basis.

IV.      Termination of Coverage Under the Seller Health and Welfare Plans

Except as may otherwise be specifically provided in this Agreement, participation of all Buyers' Employees in each Seller employee benefit plan identified on Schedule II attached hereto shall terminate effective as of the earliest to occur of (a) December 31, 2001, (b) the first date the employee is eligible to participate in a plan maintained by Buyers providing a similar type of benefit, or (c) the date the employee's employment with Buyers terminates, except as otherwise provided under Section X with respect to COBRA continuation coverage.

V.       Seller 401(k) and Pension Plan

Except as may otherwise be specifically provided in this Agreement, participation of all Buyers' Employees in Seller's 401(k) Plan and Seller's Pension Plan shall terminate effective as of the Effective Time. Any Buyers' Employee with an outstanding loan under Seller's 401(k) Plan may, however, continue to repay such loan until the earliest of (a) December 31, 2001, (b) the date the employee's employment with Buyers terminates or (c) the date such employee's account balance is transferred to a 401(k) plan established by Buyers.


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Seller shall make contributions to Seller's 401(k) plan for the Buyers'
Employees participating in such plan respecting salary deferral and matching contributions for the period ending on the later of the Effective Time or the date of termination of employment with Seller in accordance with the provisions of such plan.

VI.      Life and Travel Accident

All Buyers' Employees participating in Seller's life insurance, supplemental life, business travel accident, and accidental death and disability plans shall continue to participate in those plans in accordance with the terms of those plans through the date their participation in those plans terminates in accordance with the provisions of Section IV. Buyers shall be responsible for the costs of such benefits normally paid by the Seller (determined in accordance with Seller's standard practices and procedures and including any related administrative costs) for the Buyers' Employees for the period commencing as of the Effective Time and ending on the date they cease participation in the plans in accordance with the provisions of Section IV.


VII.     Health Plans

All Buyers' Employees participating in Seller's medical, dental, vision, employee assistance, and prescription drug plans (collectively, "Seller's health plans") shall continue to participate in those plans in accordance with the terms of those plans through the date their participation in those plans terminates in accordance with the provisions of Section IV. Seller shall charge back a premium equivalent rate for purposes of Seller's health plans whereby Buyers pay the premium and Seller is responsible for all Buyers' Employees' claims incurred during the period commencing as of the Effective Time and ending on the date they cease participation in the plans in accordance with the provisions of Section IV. If the cost of the services provided to Buyers' Employees under the health plan option administered by CIGNA (the "CIGNA option") during the period commencing as of the Effective Time and ending on the date of cessation of participation in Seller's health plans in accordance with the provisions of Section IV (other than those services for which Seller is responsible as provided in the next paragraph) exceeds the premium equivalent paid by Buyers, Buyers shall be responsible for and shall reimburse Seller for the difference between such actual cost and the premium equivalent, provided, however, that Buyers' total cost with respect to the CIGNA option shall not exceed $95,000. The cost of services provided to Buyers' Employees during the period commencing as of the Effective Time and ending on the date Buyers' Employees cease participation in the plans in accordance with the provisions of
Section IV shall be determined at the end of the claim run-out period under the contract with CIGNA.

Seller shall be responsible for any expense for Buyers' Employees participating in the plans in connection with services covered under the plans performed prior to the Effective Time, regardless of when a claim is submitted; provided, however, that claims for services performed prior to the Effective Time must be submitted within the time limitations and in accordance with the terms and


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conditions contained in Seller's health plans. With respect to any Buyers'
Employee or his or her insured eligible dependents who as of the Effective Time are confined in a hospital, sanitarium or other health care facility, Seller shall also be responsible for any expense in connection with services covered under the medical plan performed after the Effective Time and prior to discharge from such facility or any facility to which the insured eligible dependent or Buyers' Employee is directly transferred. For purposes of the dental plan, Seller shall also be responsible for services provided after the Effective Time during the "run-off" period specified under the particular dental option for dentures, crowns, root canal therapy and orthodontic services if such services initially commenced prior to the Effective Time.

VIII.    Spending Accounts

All Buyers' Employees participating in Seller's medical and dependent care spending accounts shall continue to participate in those plans in accordance with the terms of those plans through the date their participation in those plans terminates in accordance with the provisions of Section IV. Seller shall be responsible for all claims submitted under its medical and dependent care spending account plans by a Buyers' Employee who participates in such plan, provided such claims were incurred prior to the date such Buyers' Employee's participation in the plan terminates and provided such claims meet the requirements set forth in the plan. Buyers' Employees must submit all such claims prior to the 90th day following the date their participation in such plan terminates.

IX.      Disability

Buyers have contracted for short-term and long-term disability insurance providing disability benefits substantially similar to those under Seller's plans. Payroll deductions for these benefits shall continue during the Transition Period referred to in Section III in the same amounts as prior to the Effective Time.

X.       COBRA Continuation Coverage

Each Buyers' Employee shall be permitted to continue coverage under Seller's group health plans as required by applicable law. No Buyers' Employee shall be entitled to COBRA continuation coverage from Buyers unless such individual or his or her eligible dependents is a Buyers' Employee and thereafter incurs an event which is covered by COBRA. Notwithstanding the foregoing, if any of Buyers' Employees elect COBRA continuation coverage under Seller's group health plans, Buyers shall remain responsible for and shall reimburse Seller for the cost of the services provided to Buyers' Employees during such COBRA continuation coverage period (even if the period extends beyond the Employees' employment with Buyers) to the extent such cost exceeds the premium paid by such Buyers' Employees, provided, however, that the amount to be paid by Buyer shall not exceed 175 percent of the aggregate COBRA premium for such Buyers' Employees minus the aggregate COBRA premium paid by such Buyers' Employees.


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XI.      Notice Requirement

Buyers shall promptly notify Seller of any change in employment status of a Buyers' Employee or of any other change affecting the compensation and/or benefits payable or to be provided to any Buyers' Employee. Seller shall have no obligation to attempt to recoup any amount paid to a Buyers' Employee for which Seller did not receive timely notice that such Buyers' Employee was not entitled to such amount and Buyers shall also reimburse Seller for all expenses, including administrative-related expenses, incurred by Seller as a result of Buyers' failure to provide timely notice.

XII.     Reimbursement of Expenses

Buyers will reimburse Seller for any salaries, benefits, cost and expenses Buyers are responsible for under this Agreement to the extent those salaries, benefits, costs and expenses have been paid by Seller.

XIII.    No Third Party Rights

Nothing in this Agreement is intended to or shall create any third party beneficiary rights, it being understood that the agreements set forth herein are between and for the benefit of only Seller and Buyers.

XIV.     Amendments and Waivers

This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

XV.      Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

XVI.     Headings

Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.


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XVII.    Incorporation of Attachments

Any schedules annexed hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein.

XVIII.   Agreement; Asset Purchase Agreement

To the extent that the terms of this Agreement conflict with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall prevail with respect to the interpretation of any right or obligation set forth herein.

XVIII.    Governing Law

This Agreement shall be governed by the laws of the State of Delaware.


This Agreement may be signed in one or more counterparts.


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                                       Hunt Corporation


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                                       Seal Graphics Technologies
                                       Corporation


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                                       Seal Graphics Americas Corporation